EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BioNexus Gene Lab Corp Signs Strategic Partnership Term Sheet with BirchBioMed Inc. Collaboration Expected to Advance FS2 Topical Platform and Strengthen BGLC’s Biotech Footprint in Asia

Kuala Lumpur, Malaysia – October 20, 2025 – BioNexus Gene Lab Corp (Nasdaq: BGLC, “BGLC”, or the “Company”), today announced that it has entered into a non-binding Strategic Partnership Term Sheet with BirchBioMed Inc. (“Birch”), a Canadian biopharmaceutical company developing regenerative treatments for organ fibrosis, topical scarring and autoimmune diseases.

Under the non-binding term sheet, BGLC would lead Birch’s USD $10 million upcoming financing round through a strategic equity investment and collaboration to accelerate commercialization of Birch’s FS2 (kynurenic acid) topical platform in Southeast Asia. The partnership is designed to combine BGLC’s regional market access and infrastructure with Birch’s novel science in dermal regeneration and fibrosis control.

Key Proposed Terms

•	Strategic Investment & Equity Exchange: BGLC would issue common shares representing 4.99 percent of its outstanding common shares to Birch as its lead investment in Birch’s current financing round. In consideration, Birch would issue 1.5 million common shares of Birch to BGLC.

•

Strategic Support: BGLC would provide Birch with market intelligence, regulatory and clinical-trial strategy guidance, and assistance in securing licensees and commercialization partners for the FS2 topical cream in Malaysia and Singapore.

•	Next Steps: Both parties intend to negotiate a definitive agreement containing customary representations, warranties, and closing conditions.

The Term Sheet is non-binding, except for its exclusivity and confidentiality provisions, which are binding for 60 days from execution. There can be no assurance that a definitive agreement will be executed or that the proposed transactions will be completed on the terms contemplated or at all.

Sam Tan, Chief Executive Officer of BioNexus Gene Lab Corp, commented:

“This strategic framework with BirchBioMed reflects our commitment to partnering with leading biotech innovators to bring clinically validated therapies to Asia in a capital-efficient manner. We see Birch’s FS2 platform as an exciting addition to our growing portfolio in regenerative medicine and precision therapeutics.”

Mark S. Miller, Chairman and Chief Executive Officer of BirchBioMed Inc., added:

“We are delighted to partner with BioNexus Gene Lab to advance the regional rollout of our FS2 topical platform. BGLC’s established infrastructure and clinical expertise in Southeast Asia provide an ideal foundation to accelerate access to our scar-reduction and skin-regeneration technology. Together we aim to deliver meaningful therapeutic innovation and broaden FS2’s global reach.”

About BioNexus Gene Lab Corp (Nasdaq: BGLC)

BioNexus Gene Lab Corp is a Wyoming-incorporated biotechnology company focused on precision diagnostics, gene-based technologies, and biologics. Through its subsidiaries MRNA Scientific Sdn. Bhd. and Chemrex Corporation Sdn. Bhd., BGLC develops innovative platforms for biotechnology and high-tech manufacturing solutions across Asia. More information is available at www.bionexusgenelab.com.

About BirchBioMed Inc.

BirchBioMed Inc. is a clinical-stage biopharmaceutical company headquartered in Vancouver, Canada, dedicated to developing novel therapeutics for autoimmune diseases, organ fibrosis, and topical scarring. Birch’s lead product, FS2 topical cream, targets dermal fibrosis and scarring through a proprietary formulation of kynurenic acid (KynA). For more information, visit www.birchbiomed.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential strategic partnership with BirchBioMed Inc., the negotiation of definitive agreements, future financing plans, and commercialization objectives. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ include risks associated with the negotiation of definitive agreements, regulatory approvals, capital-raising, and commercialization of new technologies. BGLC undertakes no obligation to update or revise any forward-looking statement, except as required by law.

Investor & Media Contact

Investor Relations Department

BioNexus Gene Lab Corp

Email: ir@bionexusgenelab.com

Website: www.bionexusgenelab.com

2